Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antares Pharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑167457, 333-180832, 333-189172, 333-196644, 333-211782 and 333-232775) on Form S-8, registration statements (Nos. 333-61950, 333-96739, 333-103958, 333-133218, 333-142323, 333-144748, and 333-217808) on Form S-3, and registration statements (Nos. 333-109114 and 333-114098) on Form S-2 of Antares Pharma, Inc. of our report dated March 2, 2021, with respect to the consolidated balance sheets of Antares Pharma, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Antares Pharma, Inc.

Our report refers to a change in the method of accounting for leases as of January 1, 2019, due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-02 Leases (Topic 842), and related amendments.

/s/ KPMG LLP

Minneapolis, Minnesota
March 2, 2021